Exhibit 10.ii.a

MASTER SERVICES AGREEMENT

This MASTER SERVICES AGREEMENT (the “Agreement”) is entered into as of this 29th day of December, 2006, with effect from October 22, 2006 (the “Effective Date”) by and between CARGILL, INCORPORATED, a Delaware corporation (hereafter “Cargill”) and THE MOSAIC COMPANY, a Delaware corporation (hereafter “Mosaic”).

WITNESSETH:

WHEREAS, pursuant to the terms of the Agreement and Plan of Merger and Contribution dated as of January 26, 2004 by and among Cargill, Mosaic and IMC Global Inc., a Delaware corporation (“IMC”) (the “Merger Agreement”), Cargill and IMC combined their respective worldwide fertilizer businesses (the “Business Combination”);

WHEREAS, Cargill and its controlled Affiliates have agreed to provide to Mosaic and its Affiliates certain services described on various Work Orders to be entered into between the parties, from time to time, after the Effective Date hereof, as more fully described herein (the “Services”);

WHEREAS, capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement.

NOW, THEREFORE, and in consideration of the premises and the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

1. Services; Limitations.

A. Subject to the terms of this Agreement, Cargill agrees to provide (or shall cause one or more of its Affiliates to provide) Services for and on behalf of Mosaic and its Affiliates as more fully described in one or more “Work Orders” entered into between the parties in the form set forth in Schedule 1 attached hereto. The parties may enter into individual Work Orders to be effective as of the Effective Date or, if not entered into as of the Effective Date, at any time subsequent thereto during the term of this Agreement. The provider of a Service (either Cargill or one of its Affiliates, as applicable) hereunder may sometimes be referred to as “Service Provider” and the recipient of a Service hereunder (either Mosaic or any of its Affiliates, as applicable) may sometimes be referred to as “Service User.”

B. In providing the Services contemplated under this Agreement, Cargill, as deemed necessary or appropriate in its reasonable discretion, may: (i) use its own personnel, or (ii) employ the services of third parties to the extent such third party services are routinely utilized to provide similar services to Cargill’s own businesses or are reasonably necessary for the efficient performance of any Service.

C. Mosaic shall be responsible for complying with regulatory requirements in relation to the performance of Services by Cargill, and Cargill shall be responsible for complying with regulatory requirements and other restrictions communicated to Cargill by Mosaic. Mosaic shall give Cargill ninety (90) days prior notice of the regulatory requirements. . When feasible or at the request of Cargill, Mosaic agrees to provide Cargill with written instructions on restrictions regarding compliance with any such regulatory requirements and any changes thereto. If Cargill determines that compliance with any such regulatory requirements or changes thereto will materially increase Cargill’s costs of providing Services, Cargill shall have the right to increase the charges set forth in the applicable Work Order. If Mosaic disputes the increased charges it shall have the right to terminate the specific Service early without penalty, notwithstanding the provisions of Section 3.

D. Cargill and Mosaic acknowledge that Services provided pursuant to this Agreement shall constitute related party transactions and that each Work Order shall be subject to the approval by the non-associated directors of the Mosaic board appointed by IMC (the “Mosaic Independent Committee”), as such approval process is more fully contemplated in the Merger Agreement. No Work Order shall be effective between Cargill and Mosaic until and unless it has been approved by the Mosaic Independent Committee even if such Work Order has been signed by the parties.

E. Any inconsistency or conflict between the terms of this Agreement and any Work Order entered into between the parties shall be construed in accordance with the terms set forth in the Work Order, provided however, that the parties shall not have the ability to modify or alter Sections 9 or 10 of this Agreement without a written amendment signed by authorized officers of each company.

2. Participation in Master Agreements

A. Cargill agrees to make available to Mosaic, and Mosaic agrees to make available to Cargill, the opportunity for the other party (a “Participating Affiliate”) to participate under various strategic sourcing or master agreements (each a “Master Agreement”) whereby the Participating Affiliate may procure various products and/or services from certain third party vendors or service providers. If Mosaic is currently participating in a Master Agreement for Information Technology Procurement, it may continue to do so until the expiration of such contract without paying a charge to Information Technology Procurement. Cargill and Mosaic agree to cause each party’s procurement professionals to work together during the term of this Agreement to identify opportunities where cost savings may be achieved by the other party through participation under such Master Agreements. To the extent new Master Agreements are entered into by either party during the term hereof, each party shall use reasonable efforts to provide for its Affiliates’ participation under such agreements, provided that the Participating Affiliate agrees to bear its fair share of the cost of negotiating and maintaining the new Master Agreement, based on the parties’ mutual agreement concerning the Participating Affiliate’s proportionate share of the benefit of the total Master Agreement and the additional effort required to accommodate the Participating Affiliate. Notwithstanding anything else herein to the contrary, it shall not be a default of either party hereunder if such party is unable to negotiate with a third party to permit Affiliates to participate under a Master Agreement.

B. To the extent Cargill or Mosaic, as the case may be, participates as an Affiliate under a Master Agreement entered into by the other party, such Participating Affiliate shall (i) be solely responsible for complying with the terms and conditions required under such contract, (ii) ensure that its employees who are responsible for the performance under such contract are knowledgeable about its terms, and (iii) sign any documentation reasonably required by the counterparty to such Master Agreement acknowledging its agreement to comply with the terms and conditions set forth therein. Unless otherwise determined by the parties, a Participating Affiliate shall be responsible for payment directly to the vendor or third party service provider supplying the applicable Product or service being purchased by the Participating Affiliate.

C. In the event of a breach or default of a Participating Affiliate under a Master Agreement, the Participating Affiliate shall be responsible for any damages or liability to the applicable Cargill or Mosaic entity who is the contract party in privity under such Master Agreement or to any third party, as applicable, arising from or in connection with such breach or default.

D. Neither party shall terminate or materially alter the terms of a Master Agreement if the other party is an active Participating Affiliate under such Master Agreement without keeping the other party informed in advance as to the proposed termination or modification, as applicable. In the case of a proposed termination of a Master Agreement, the parties agree to work together in good faith in an effort to allow a Participating Affiliate the right to continue its relationship with the third party vendor or service provider should it desire to do so, provided however, that nothing in this Agreement shall require either party to enter into, renew, maintain or extend a contractual relationship with a third party.

E. Each Participating Affiliate shall have the right to receive from the other party any rebates which the other party may receive as a direct result of the Participating Affiliates participation under a Master Agreement. Rebates, if any, shall be paid to the Participating Affiliate by the party in privity of contract within thirty (30) days after receipt of the same from the applicable vendor or third party service provider.

3. Term of Agreement; Termination.

A. This Agreement shall commence on the Effective Date and shall continue in effect for a period of three years unless either party sends the other party six (6) months written notice of its desire to terminate this Agreement prior to the end of the three year term, unless the applicable Work Order specifies a different notice period. The termination of this Agreement shall not affect any products or services ordered, but not yet delivered to a Participating Affiliate under a Master Agreement prior to the termination of this Agreement which shall nonetheless be delivered as originally contemplated. Mosaic shall commit each January for the following fiscal year for products or services and both parties shall determine the pricing for the products or services at that time.

B. Either Mosaic or Cargill may, by providing written notice to the other party, terminate this Agreement if the other party is in material breach or default of its obligations hereunder and such party has failed to cure the alleged breach or default within thirty (30) days (or in the case such breach could not be reasonably cured within such thirty day period, began substantial efforts to cure the breach) after receipt of notice of such breach from the other party.

C. Unless otherwise provided by a party in a written notice of termination, the termination of this Agreement shall also terminate each party’s ongoing ability to participate as a Participating Affiliate under the other party’s Master Agreements. Should Cargill or Mosaic fail to be Affiliates of each other during the term of this Agreement, the parties’ ability to participate in future purchases of products and/or services under such Master Agreements shall terminate unless otherwise agreed to by the parties in writing. Termination of the strategic purchasing relationship contemplated in Section 2 shall not affect any purchases of goods and/or services made by the Participating Affiliate prior to the termination of such relationship, which will continue to be governed by this Agreement.

D. Mosaic and Cargill shall designate a representative to act as its primary contact person with respect to the provision of all Services and participation under Master Agreements as more fully contemplated under this Agreement (each such person being a “Responsible Person”). The initial Responsible Person for Mosaic shall be Richard L. Mack and for Cargill shall be Linda L. Cutler.

4. Cost of Services.

A. In consideration for the performance of each Service provided hereunder, Mosaic agrees to pay to Cargill the service fees set forth in the applicable Work Order entered into between the parties (hereafter “Fees”), which are based on prevailing market rates for comparable services offered by third parties, as well as Cargill’s resource availability and actual costs to provide such services to Mosaic and its Affiliates, which may not be consistent with the allocation practices used by Cargill and the Cargill Fertilizer Businesses prior to the Business Combination. Any taxes (other than income taxes) assessed on the provision of Services hereunder shall be paid by Mosaic.

5. Invoices.

A. Unless otherwise set forth in a Work Order, Service Provider shall invoice Service User monthly for Services provided during the preceding month. All invoices shall reflect in reasonable detail the nature and quantity of the Services rendered during the previous month and the charges for the Services. Service User agrees to pay the amounts invoiced to Service Provider within thirty (30) days after Service User’s receipt of each invoice.

B. Cargill acknowledges that Mosaic is a publicly traded company whose stock is listed on the New York Stock Exchange and such, is subject to the requirements of the Sarbanes Oxley Act of 2002 (“Sarbanes Oxley”), including without limitation Section 404 thereof relating to the effectiveness of internal controls over financial reporting. In connection with Mosaic’s compliance with Sarbanes Oxley (including without limitation Section 404), Cargill agrees, without additional cost or expense to Mosaic (unless the amount of Cargill employee time required is excessive), to cooperate with Mosaic by providing reasonable access to data or information necessary to evaluate, test, assess and document Cargill’s internal controls insofar as they relate to the services being provided by Cargill pursuant to any Work Orders executed pursuant to this Agreement. In doing so, Cargill agrees to make available employees who are knowledgeable of the services being provided and the internal controls implemented by Cargill relating to such services for reasonable amounts of time without additional cost or expense to Mosaic. Should any deficiencies in internal controls be identified through this process, the parties will promptly meet to discuss the identified areas where improvements can be made and a mutually agreed upon approach to address such identified areas. In addition, Cargill will work with Mosaic and outside parties designated by Mosaic in gathering the information necessary and performing the tests required during audits or reviews. These audits will include but not be limited to the following: internal audit, tax audits and post-disbursement recovery. Cargill will not be responsible for taxes, interest or penalties imposed as a result of these audits or reviews. These services will be charged to Mosaic as an hourly service based on the time involved.

6. Cooperation. The parties will use reasonable good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services and participation by either party under a Master Agreement. Service User agrees to provide such facilities, information, books, records, files, supplies, etc., as may be reasonably necessary for Service Provider to provide the Services contemplated in any Work Order and Service User shall provide, from time to time, timely decisions on such matters as required for the performance of the Services by Service Provider.

7. Confidentiality.

A. The parties agree to treat (and to cause their respective Affiliates to treat) as confidential the other party’s Confidential Information and property and not to use or disclose Confidential Information to third parties or employees other than those who are on a need-to-know basis, except as may be necessary in the performance of Services, the participation under Master Agreements, or as may be required by Law, during the term of this Agreement and during the five (5) year period following the termination or expiration hereof.

B. “Confidential Information” may include any information conveyed to or learned by, or in the possession of, the other party or its Affiliates in connection with the performance of this Agreement including, without limitation, the other party’s or its Affiliate’s business plans or strategies, finances, financial performance, financial information, plant information, processes, products, costs, equipment, operations, environmental matters, employment matters, customers, intellectual property, know-how, trade secrets, data, samples, specifications, designs, methods, formulae and other technical information, business information and other information related to a party’s business affairs.

C. The obligations set forth in this Section 7 shall not apply to (i) the information of the disclosing party that is, or through no fault of the receiving party, becomes, publicly available, (ii) information which lawfully becomes available, without restriction on disclosure or use, from a third party, (iii) information already in the receiving party’s possession when the information is disclosed and not subject to obligations of confidentiality and (iv) information that is independently developed by or on behalf of the receiving party by persons without access to the disclosing party’s confidential information.

D. If Confidential Information is supplied to a receiving party by a third party having legal right to disclose it, then: (i) the receiving party shall have the right to use that portion of the Confidential Information so disclosed in connection with work done for that third party; and (ii) such disclosure by that third party; if made in confidence, shall not make that portion of the Confidential Information available to the public, and shall not relieve the receiving party of its obligations under this Agreement.

E. If Mosaic is required by law or court order to disclose Confidential Information, Mosaic shall give Cargill prompt notice of such requirement so that an appropriate protective order or other relief may be sought.

F. Except as provided herein, nothing in this Agreement shall be construed as granting a license or other right to a party’s confidential information to the other party, it being acknowledged that each party reserves all rights to its respective confidential information.

G. Cargill acknowledges that it may receive or have access to material nonpublic information of Mosaic during the performance of Services under one or more Work Orders entered into pursuant to this Agreement. Cargill agrees to, and shall cause its subsidiaries to, implement policies and procedures designed to restrict the ability of those employees or consultants of Cargill and its subsidiaries having access to material nonpublic information from trading in the securities of Mosaic in accordance with applicable law. Cargill and its subsidiaries have implemented a reasonable training program to ensure that their employees having access to Mosaic material nonpublic information are aware of insider trading laws and the limitations imposed by this Agreement.

8. Compliance with Laws and Regulations. Service User will use the Services and Service Provider shall provide the Services only in accordance with applicable Laws. Each party reserves the right to take all actions, including termination of any particular Service, upon as much notice to the other party as reasonably possible, without penalty or liability to the other party, that is reasonably believed to be necessary to assure compliance with applicable Laws.

9. Warranties; Indemnification.

A. CARGILL WARRANTS THAT THE SERVICES PROVIDED PURSUANT TO THIS AGREEMENT SHALL BE PERFORMED IN GOOD FAITH, AND IN A PROFESSIONAL AND WORKMANLIKE MANNER BY PERSONNEL FAMILIAR WITH THE SERVICES TO BE PROVIDED. EXCEPT AS SET FORTH IN THE PRECEDING SENTENCE, CARGILL MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, AS TO THE MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, OR ANY OTHER MATTER WITH RESPECT TO ANY SERVICE OR THE PERFORMANCE THEREOF.

B. NEITHER PARTY MAKES ANY WARRANTY OR REPRESENTATION IN ANY MANNER WITH RESPECT TO ANY GOODS AND/OR SERVICES PROCURED BY A PARTICIPATING AFFILIATE UNDER A MASTER AGREEMENT ENTERED INTO WITH ANY THIRD PARTY, EACH PARTY ACKNOWLEDGING THAT IT SHALL HAVE RECOURSE SOLELY TO THE APPLICABLE THIRD PARTY SUPPLIER OF SUCH PRODUCT OR SERVICE. Should a Participating Affiliate under a Master Agreement need the assistance of the party in privity of contract under a Master Agreement, the contract party shall cooperate with the Participating Affiliate in preserving the Participating Affiliate’s rights under the Master Agreement so long as it is at the sole cost and expense of the Participating Affiliate.

C. Subject to the limitations set forth in Section 10 herein, Mosaic agrees to defend, indemnify and hold harmless Cargill and its Affiliates and their respective directors, officers, employees and agents (collectively, “DOEAs”) from and against any and all claims, losses, damages, liabilities, actions, suits, proceedings, judgments, orders, fines, penalties or injuries (including costs of defense and investigation) (collectively “Damages”) incurred by Cargill, its Affiliates or their respective DOEAs in the performance of the Services hereunder or for any breach by Mosaic as a Participating Affiliate under any Cargill Master Agreements; provided, however, the foregoing indemnity shall not apply to any such Damages to the extent caused by acts or omissions of Cargill, its Affiliates or their respective DOEAs constituting gross negligence or willful misconduct. This indemnity includes, but is not limited to, (a) any injury to or death of any persons or damage to or loss or destruction of any property, (b) any contamination of or injury or damage to or adverse effect upon persons, animals, aquatic life or wildlife, vegetation, air, land, water or the environment, and (c) any governmental agency related claims, losses, liabilities, damages and expenses.

D. Subject to the limitations set forth in Section 10 herein, Cargill agrees to defend, indemnify and hold harmless Mosaic and its Affiliates and their respective DOEAs from and against any and all Damages incurred by Mosaic, its Affiliates or their respective DOEAs arising out of or in connection with the gross negligence or willful misconduct by any Service Provider during the performance of Services hereunder or for any breach by Cargill as a Participating Affiliate under any Mosaic Master Agreements. This indemnity includes, but is not limited to, (a) any injury to or death of any persons or damage to or loss or destruction of any property, (b) any contamination of or injury or damage to or adverse effect upon persons, animals, aquatic life or wildlife, vegetation, air, land, water or the environment, and (c) any governmental agency related claims, losses, liabilities, damages and expenses.

E. Notwithstanding anything to the contrary contained herein, to the extent that Cargill utilizes third parties to provide Services hereunder, Cargill shall not have any liability to Mosaic or their respective DOEAs for the acts and omissions of such Third Party Suppliers (as hereafter defined); provided, however, if Mosaic, any of its Affiliates or any of their respective DOEAs suffer Damages, due to an act or omission of a Third Party Supplier which gives rise to a claim against the Third Party Supplier pursuant to the applicable agreement, Cargill will present a claim to the Third Party Supplier on behalf of Mosaic to the extent permitted under Cargill’s agreement with the Third Party Supplier and will pursue the claim in the same manner that Cargill would pursue a claim with respect to its other businesses, and any recovery shall be remitted to the affected indemnitee(s).

F. The provisions of this Section 9 shall survive the termination of this Agreement.

10. LIMITATION OF LIABILITY AND DISCLAIMER OF CERTAIN TYPES OF DAMAGES.

A. EXCEPT IN THE CASE OF EITHER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, EACH PARTY’S LIABILITY FOR ANY BREACH OR DEFAULT ARISING UNDER THIS AGREEMENT SHALL BE LIMITED TO THE ACTUAL DAMAGES INCURRED AS A RESULT OF SUCH BREACH OR DEFAULT. EXCEPT FOR EITHER

PARTY’S BREACH OF PAYMENT OBLIGATIONS ARISING HEREUNDER, IN NO EVENT SHALL A PARTY’S LIABILITY HEREUNDER EXCEED, WITH RESPECT TO ANY SINGLE CLAIM, THE GREATER OF (i) $100,000 OR (ii) THE AGGREGATE AMOUNT PAID BY MOSAIC TO CARGILL UNDER THIS AGREEMENT DURING THE SIX (6) MONTH PERIOD PRECEDING THE ALLEGED BREACH OR DEFAULT.

B. EXCEPT IN THE CASE OF EITHER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY UNDER THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES WHATSOEVER INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS, REGARDLESS OF THE CLAIM OR CAUSE OF ACTION, WHETHER ARISING IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE. Neither party shall have any liability to the other party for losses resulting from acts of unaffiliated third parties, including fraud or theft.

11. Force Majeure. Neither party shall be liable for any failure to perform or delay in performing its obligations pursuant to this Agreement to the extent its failure to do so is caused by or results from any act of God; war; riot; fire; explosion; accident; flood; hurricane; sabotage; lack of (despite reasonable efforts of such party to obtain) adequate fuel; power; raw materials; labor; containers or transportation facilities; breakdown of equipment; failure of third party telecommunications or data processing services or vendors; ; national defense requirements; or any other cause or circumstances beyond the reasonable control of the affected party. The party which is rendered unable to perform its obligations as a result of the foregoing shall notify the other party as soon as reasonably possible to discuss the circumstances and potential solutions of such force majeure event, including reasonable efforts as to mitigation of such force majeure event and provision of substitute Services by a Third Party Supplier, and the parties shall reasonably cooperate in respect thereto.

12. Third Party Suppliers.

A. Service User understands that the provision of some Services may involve services historically provided by an unaffiliated third party (a “Third Party Supplier”) to Service Provider or the lease or license of property (including, without limitation, computer software) to Service Provider by a Third Party Supplier. If permitted by the agreement governing the provision of such services or property by a Third Party Supplier (a “Third Party Agreement”), Service Provider will provide, or arrange for such Third Party Supplier to provide, such Service for Service User in accordance with the terms of this Agreement; provided, however, if the provision of such Service would result in the breach of the terms of such Third Party Agreement, then Service Provider shall be relieved of its obligation to provide such Service and shall instead use its commercially reasonable best efforts to assist Service User in obtaining an amendment to such Third Party Agreement or such other authorization from such Third Party Supplier which would allow Service Provider to provide such Service in accordance with the terms of this Agreement. In the event that Service Provider is unable to obtain an amendment of such Third Party Agreement or an authorization from such Third Party Supplier that would allow Service Provider to provide such Service to Service User, Service Provider shall use its commercially reasonable best efforts to assist Service User in obtaining a similar service (in both quality and quantity) from a Third Party Supplier. Service User shall be solely responsible for the cost of any such Third Party Supplier Services.

B. At its option and upon reasonable notice to Service User, Service Provider may terminate or fail to renew any Third Party Agreement and contract with another Third Party Supplier to provide the affected Service or, alternatively, perform such Service itself.

13. Mutual Dispute Resolution. Any dispute or difference arising subsequent to the Effective Date out of or in connection with this Agreement or the formation of this Agreement (including any contested claim for indemnification pursuant to Section 9), shall be first submitted for resolution pursuant to the following procedure. First, a senior executive officer for each party will meet in person to resolve the dispute within ten (10) days after written notice of such dispute is provided by a party to the other party hereunder. If the executive officers are unable to resolve the dispute within five (5) days after their meeting, the Chief Executive Officers of each party shall promptly attempt to resolve the dispute. If the Chief Executive Officers are unable to resolve the dispute within thirty (30) days following the original notice of the claim or dispute, then either party may seek any remedy available under Law, including bringing an action for relief in any court having appropriate jurisdiction.

14. Amendment. This Agreement may be amended, modified or supplemented only by a writing signed by authorized officers of Cargill and Mosaic.

15. Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given (a) when received if given in person or by courier or a courier service, (b) on the date of transmission if sent by telex, facsimile or other wire transmission (receipt confirmed) or (c) five (5) Business Days after being deposited in the mail, certified or registered, postage prepaid:

If to Cargill, addressed as follows:

Cargill, Incorporated

15407 McGinty Road West

Minneapolis, MN 55440-5624

Attn: Deputy General Counsel

Telephone: (952) 742-6377

Facsimile: (952) 742-6349

If to Mosaic, addressed as follows:

The Mosaic Company

Atria Corporate Center, Suite E490

3033 Campus Drive

Plymouth, MN 55441

Attn: General Counsel

Telephone: (763) 577-2851

Facsimile: (763) 577-2990

16. Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

17. Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns, provided, however, that neither this Agreement nor any right or obligation hereunder may be assigned by a party without the prior written consent of the other party, which consent may be withheld for any or no reason. Mosaic shall remain responsible for the full and timely performance of this Agreement by all Service Users and Cargill shall remain responsible for the obligations of all Service Providers under this Agreement.

18. Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Minnesota without giving effect to the principles of conflicts of law thereof.

19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same original instrument.

20. Entire Understanding. This Agreement, including any referenced Schedules, sets forth the entire agreement and understanding of Mosaic and Cargill with respect to the transactions contemplated hereby and thereby and supersedes any and all prior agreements, arrangements and understandings among such parties relating to the subject matter hereof.

21. No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and, to the extent provided herein, their respective Affiliates, and no provision of this Agreement shall be deemed to confer upon any other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

22. Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the day and year first above written.

CARGILL, INCORPORATED

By:
Name (Print):
Title:

THE MOSAIC COMPANY

By:
Name (Print):
Title:

Schedule 1

Form of Work Order

This Schedule of Services is issued pursuant to the Services Agreement dated as of                     , 20046(the “Agreement”), between The Mosaic Company, a Delaware corporation, and Cargill, Incorporated, a Delaware corporation, which Agreement is hereby incorporated into this Schedule of Services by reference.

1. Description of Services. Service Provider,                                 , will perform the following Services for                                 (“Mosaic”):

Functional areas of services provided:

2. Term.

3. Compensation.

4. Special Provisions.

SERVICE PROVIDER	SERVICE USER

By:	By:
Name (Print):	Name (Print):
Title:	Title:
Date:	Date: